Exhibit (a)(30)

AMENDMENT NO. 29

TO THE DECLARATION OF TRUST OF

NORTHERN FUNDS

(a Delaware statutory trust)

This Amendment No. 29 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective May 18, 2012, the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration of Trust”).

WHEREAS, on May 18, 2012, the Trustees unanimously voted to authorize an additional series of shares of beneficial interest in the Trust named the Multi-Manager Global Listed Infrastructure Fund;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. An unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Trust be, and hereby are, classified into an initial class of shares in the following series of shares: Multi-Manager Global Listed Infrastructure Fund (the “New Fund”).

2. Each share of the New Fund shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Agreement and Declaration of Trust of the Trust with respect to its shares of beneficial interest.

3. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

4. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.